Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Hudson Holding Corporation on Form SB-2 of our report dated June 22, 2006, with respect to our audits of the consolidated statement of financial condition of Hudson Holding Corporation and Subsidiary as of March 31, 2006 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 2006 and 2005 appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Eisner LLP
New York, NY

March 26, 2007